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Exhibit 12

Ratio of Earnings to Fixed Charges
French GAAP

	Predecessor					FIMEP
	Year Ended December 31,				For the period from January 1, 2002 to December 20, 2002	For the period from December 11, 2002 to December 31, 2002
							Combined Year Ended December 31, 2002
	1998	1999	2000	2001
	(€ in millons)
Earnings	193.00	204.00	235.00	176.00	180	(129)	51
Minority interest	2.00	2.00	2.00	2.00	1	(2)	(1)
Provision for income taxes	99.00	104.00	106.00	56.00	55	(29)	26
Income/loss from equity method investees	(7.00)	(1.00)	(4.00)	(3.00)	(2)	(2)	(4)
Interest capitalized	0.00	0.00	(1.00)	(2.00)	(2)	(2)	(4)
Fixed charges	107.20	101.00	155.00	189.00	145	29	174
Dividends from equity method investees	2.00	3.00	4.00	2.00	2	—	2

Adjusted "Earnings"	396.20	413.00	497.00	420.00	379	(135)	244

Fixed Charges:
Interest costs	80.00	74.00	122.00	148.00	107	26	133
Discount expenses	24.00	25.80	28.00	38.00	35	3	38
Interest on rentals	3.20	4.00	4.00	4.10	3	—	3

Total fixed charges	107.20	103.80	154.00	190.10	145	29	174

Ratio of earnings to fixed charges	3.69	3.98	3.23	2.21	2.61	*	1.40

Ratio of Earnings to Fixed Charges
US GAAP

	Predecessor					FIMEP
	Year Ended December 31,				For the period from January 1, 2002 to December 20, 2002	For the period from December 11, 2002 to December 31, 2002
							Combined Year Ended December 31, 2002	Pro Forma Year Ended December 31, 2002
	1998	1999	2000	2001
	(€ in millons)
Earnings	193.00	204.00	235.00	144.00	208	(129)	79	(44)
Minority interest	2.00	2.00	2.00	2.00	1	(2)	(1)	(1)
Provision for income taxes	99.00	108.30	111.10	55.30	82	(26)	56	—
Income/loss from equity method investees	(7.00)	(1.00)	(4.00)	(3.00)	(2)	(2)	(4)	(4)
Interest capitalized	0.00	0.00	(1.00)	(2.00)	(2)	(2)	(4)	(4)
Fixed charges	83.20	78.00	126.00	152.00	110	26	136	298
Dividends from equity method investees	2.00	3.00	4.00	2.00	2	—	2	2

Adjusted "Earnings"	372.20	394.30	473.10	350.30	399	(135)	264	247

Fixed Charges:
Interest costs	80.00	74.00	122.00	148.00	107	26	133	295
Interest on rentals	3.20	4.00	4.00	4.10	3	—	3	3

Total fixed charges	83.20	78.00	126.00	152.10	110	26	136	298

Ratio of earnings to fixed charges	4.47	5.06	3.75	2.37	3.63	*	1.94	*

*
For the period from December 10, 2002 to December 31, 2002, earnings were inadequate to cover fixed charges and the amount to cover the deficiency was €164 million under French GAAP and €161 million under US GAAP. For the year ended December 31, 2002, earnings would have been inadequate to cover fixed charges on a Pro Forma US GAAP basis, and the amount to cover the deficiency would have been €51 million.

QuickLinks

  Exhibit 12
Ratio of Earnings to Fixed Charges French GAAP
Ratio of Earnings to Fixed Charges US GAAP